CMA Muni-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 09/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/26/2001	$ 5,000	Connecticut State Health	5.00%	07/01/2027
04/27/2001	8,000	Puerto Rico Comwlth	2.95	12/01/2015
05/02/2001	9,300	Puerto Rico Comwlth	2.95	12/01/2015
06/13/2001	7,000	Puerto Rico Comwlth	2.95	12/01/2015
07/25/2001	1,100	Connecticut State Health	5.00	07/01/2027
08/02/2001	3,700	Puerto Rico Comwlth	2.95	12/01/2015
08/15/2001	5,000	Connecticut State Housing	5.00	11/15/2028
08/17/2001	5,000	Puerto Rico Comwlth	2.95	12/01/2015
08/21/2001	4,600	Connecticut State Housing	5.00	11/15/2028
09/24/2001	8,500	Connecticut State Health	5.00	07/01/2027

Last Updated on 11/29/2001
By Win95 User